UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.  )
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THIRD WAVE TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

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THIRD WAVE TECHNOLOGIES, INC.

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
to be held July 24, 2007

To our Stockholders:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Third Wave Technologies, Inc., a Delaware corporation (the “Company”), will be held at the MG&E Innovation Center at 510 Charmany Drive, Madison, Wisconsin 53719 on July 24, 2007, at 9:00 a.m., local time, for the following purposes:

•	To elect two directors to serve for a term of three years expiring at the 2010 annual meeting of stockholders or until his successor is elected and qualified;

•	To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2007; and

•	To transact any other business that is properly presented at the meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on May 25, 2007, are entitled to notice of and to vote at this meeting.

All stockholders are invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy as promptly as possible in the postage prepaid envelope enclosed for that purpose. Any stockholder entitled to vote and attending the meeting may vote in person even if a proxy is returned.

By Order of the Board of Directors,

Kevin T. Conroy
President and Chief Executive Officer

June 4, 2007

PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
ELECTION OF DIRECTORS
Board of Directors and Committees
Compensation Committee Interlocks and Insider Participation
Director Compensation
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
Equity Compensation Plan Information
Executive Officers of the Company
REPORT OF THE AUDIT COMMITTEE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
CODE OF BUSINESS CONDUCT
OTHER MATTERS

THIRD WAVE TECHNOLOGIES, INC.

PROXY STATEMENT FOR THE
2007 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of Third Wave Technologies, Inc. (the “Company”, “us”, “we”, “our” or “Third Wave”) for use at the annual meeting of stockholders to be held on Tuesday, July 24, 2007, at 9:00 a.m., local time, or at any adjournment or adjournments thereof, for the purposes set forth herein and in the accompanying notice of annual meeting of stockholders. The annual meeting will be held at the MG&E Innovation Center at 510 Charmany Drive, Madison, Wisconsin 53719. The telephone number at that location is (608) 273-8933.

These proxy solicitation materials are being mailed on or about June 4, 2007, to all stockholders entitled to vote at the meeting.

Record Date

Stockholders of record at the close of business on May 25, 2007, the record date for the meeting, are entitled to notice of and to vote at the meeting. At the record date, 42,221,561 shares of the Company’s common stock were issued and outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a duly executed proxy bearing a later date, by attending the stockholder meeting and voting in person, or by delivering to the Secretary of the Company, at the Company’s principal executive offices, 502 S. Rosa Road, Madison, Wisconsin 53719, a written notice of revocation.

Voting and Solicitation

Each stockholder is entitled to one vote for each share held as of the record date for the meeting.

The cost of soliciting proxies will be borne by the Company. We expect to reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, without additional compensation, personally or by telephone, e-mail, facsimile or other means of communication.

Quorum; Abstentions; Broker Non-Votes

The presence, either in person or by proxy, of the holders of a majority of the total outstanding shares of common stock as of the record date will constitute a quorum at the annual meeting. Abstaining votes and broker non-votes are counted for purposes of establishing a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular matter because the nominee has not received instructions from the beneficial owner and does not have discretionary voting power for that particular item.

In the election of directors, the two director nominees receiving the most affirmative votes of the shares of common stock present or represented and entitled to vote at the meeting will be elected as directors. The affirmative vote of a majority of the shares of common stock present or represented and entitled to vote is required to ratify the selection of Grant Thornton LLP as the independent public accounting firm to audit the financial statements of the Company.

An abstaining vote in the election of directors is not counted and therefore has no effect on the election. However, an abstaining vote on all other proposals will have the same effect as a negative vote on the proposal. A broker non-vote on any proposal, including the election of directors, will not be included in the tabulation of the voting results and therefore does not affect the outcome of the vote.

Any proxy that is returned using the form of proxy enclosed and that is not marked as to a particular item will be voted for the election of the nominees named in this proxy statement, for the ratification of the appointment of the independent auditors, as the case may be, with respect to the items not marked, and as the proxy holders deem advisable on other matters that may come before the meeting.

Deadline for Receipt of Stockholder Proposals

To have a proposal intended to be presented at the Annual Meeting of Stockholders to be held in 2008 be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting, a stockholder must deliver written notice of such proposal in writing to the Secretary of the Company no later than February 5, 2008.

In addition, the bylaws provide that if a stockholder desires to submit a proposal for consideration at the 2008 Annual Meeting of Stockholders, or to nominate persons for election as director at that meeting, or both, the stockholder must deliver written notice of such proposal or nomination in writing in the form specified by the bylaws to the Secretary of the Company no later than February 5, 2008 or such proposal will be considered untimely. The bylaws further provide that the presiding officer of the meeting shall refuse to acknowledge any untimely proposal or nomination. Additionally, under applicable Securities and Exchange Commission rules the persons named in the proxy statement and form of proxy for the 2008 Annual Meeting of Stockholders would have discretionary authority to vote on any such untimely nomination or proposal.

ELECTION OF DIRECTORS

The Company’s board of directors currently consists of seven members and is divided into three classes serving terms of three years. Of the seven directors, all but Mr. Conroy are “independent” as such term is defined in the listing standards of The Nasdaq Stock Market. Stockholders elect one class of directors at each annual meeting. Two directors are to be elected at this annual meeting to hold office until the 2010 annual meeting of stockholders or until a successor has been duly elected and qualified. The board of directors has nominated Kevin Conroy and David Thompson for re-election as directors.

If a nominee for director at the annual meeting becomes unavailable or declines to serve as a director at the time of the annual meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current board of directors to fill the vacancy. Mr. Conroy and Mr. Thompson each have indicated their continued willingness and desire to serve as directors and we have no reason to expect that either nominee will be unable to serve as a director if so elected.

The names of the nominees for election to the board of directors at the annual meeting, and the other members of the board of directors, their ages as of the record date for the meeting, and certain information about them are set forth below.

Directors - Terms Ending in 2007

Name	Age	Principal Occupation

Kevin T. Conroy	41	President and Chief Executive Officer, Third Wave Technologies, Inc.
David A. Thompson(1)(3)	65	Retired; Former Senior Vice President & President, Diagnostic Division, Abbott Laboratories

Directors - Terms Ending in 2008

Name	Age	Principal Occupation

James Connelly(2)(4)	60	Partner, Foley & Lardner
Lionel Sterling(2)(3)	69	President, Equity Resources, Inc.

Directors - Terms Ending in 2009

Name	Age	Principal Occupation

Gordon F. Brunner(1)(3)(4)	68	Retired; Former Senior Vice President, Chief Technology Officer, and member of the board of directors of Procter & Gamble Company; Partner, Cincinnati Living Longer ProActive Health Center
Lawrence Murphy(1)(2)	64	Independent Business Consultant, former executive vice president and secretary of Core Industries, Inc.
Katherine Napier(4)	52	Consultant, former senior vice president of marketing of McDonald’s Corp.

(1)	Member of the compensation committee

(2)	Member of the audit committee

(3)	Member of the nominating and governance committee

(4)	Member of the innovation and technology committee

Nominees for Election for Terms Ending in 2010

Kevin T. Conroy has served as our President and Chief Executive Officer and as one of our directors since December 2005. Mr. Conroy joined Third Wave as Vice President of Legal Affairs in July 2004 and served as General Counsel from October 2004 to December 2005. Prior to joining Third Wave, Mr. Conroy worked for GE Healthcare, where he oversaw the development and management of its information technologies group intellectual property portfolio, and developed and executed litigation, licensing, and corporate product acquisition legal strategies. Before joining GE, Mr. Conroy was Chief Operating Officer of two early stage venture-based technology companies in Northern California. Prior to those positions, he was an intellectual property litigator at two Chicago law firms, McDermott Will & Emery, and Pattishall, McAuliffe, Newbury, Hilliard and Geraldson, where he was a partner. He earned his B.S. in electrical engineering at Michigan State University and his J.D. from the University of Michigan.

David A. Thompson, Chairman and Lead Independent Director, has served as one of our directors since August 1997 and as Chairman and Lead Independent Director since 2005. Mr. Thompson retired from Abbott Laboratories in 1995, where he worked for more than 30 years. He held several corporate officer positions with Abbott Laboratories, including: Senior Vice President & President Diagnostic Division 1983-1995, Vice President Human Resources 1982-1983, Vice President Corporate Materials Management 1981-1982 and Vice President Operations 1974-1981. Mr. Thompson serves on the board of directors of St. Jude Medical Inc., a medical device company.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES.

Directors Whose Terms Extend Beyond the Annual Meeting

Gordon F. Brunner has served as a director since January 2003. Mr. Brunner served as Chief Technology Officer as well as a member of the board of directors of the Procter & Gamble Company, until his retirement after 40 years of service. He has extensive experience leveraging innovative technology platforms to the pharmaceutical, over-the-counter and consumer markets. He received a B.S. degree in biochemical engineering from the University of Wisconsin-Madison and an M.B.A. degree from Xavier University. Mr. Brunner is a partner in the Cincinnati Living Longer ProActive Health Center and serves as a director of one other public company, Scotts Miracle-Gro

Corporation, as well as privately-held Iams Imaging and Beverage Holdings, LLC. He also serves on the boards for Christ Hospital (Cincinnati, Ohio), the Wisconsin Alumni Research Foundation and Xavier University.

James Connelly has served as a director since July 2005. Mr. Connelly is a partner in the Foley & Lardner law firm, where he served as founding chairman of the health law practice. He brings to Third Wave more than 25 years of experience providing strategic business and legal advice to large health care networks, clinics and laboratories. He also has advised a number of emerging biotechnology and life sciences companies. Mr. Connelly earned his bachelor’s degree from Marquette University and his law degree from the Georgetown University Law Center. He has served as a director and chairman of the board of numerous privately-held businesses and currently serves on the board of trustees of Ripon College.

Lawrence Murphy has served as a director since January 2006. Mr. Murphy, an independent business consultant, brings to Third Wave’s board more than 30 years of business experience in strategic partnerships, mergers and acquisitions, operations, finance, law and administration. He has served as the lead business advisor on significant transactions. Mr. Murphy served as executive vice president and secretary of Core Industries, Inc., a publicly-held (NYSE) diversified manufacturer, from 1981 until its sale in 1997. He was a practicing attorney and certified public accountant before joining Core Industries. He received a B.S. degree in accounting from the University of Detroit Mercy and a J.D., cum laude, from Wayne State University Law School. Mr. Murphy serves as a director of Jabil Circuit, Inc., a publicly-held (NYSE) global electronics manufacturing service company with more than $10 billion in revenue.

Katherine Napier has served as a director since June 2006. Ms. Napier is a 20-year veteran of Procter & Gamble, where from 1979 to 2002 she rose from assistant brand manager to vice president and general manager of the company’s North American pharmaceutical division, which experienced unprecedented growth during her five year tenure, including the launch of Actonel, the company’s fastest growing brand ever to $1 billion. Most recently, Ms. Napier served as senior vice president of marketing at McDonald’s Corporation where she led the development and execution of that company’s strategy to reinvigorate its business with women and families. She received her B.A. in economics and Studio Fine Arts from Georgetown University and an M.B.A. in marketing and finance from Xavier University. Ms. Napier also serves on the board of the Alberto Culver Company and Mentor Corporation, Catholic Health Care Partners, Xavier University, and the board of visitors of Wake Forest University Calloway School of Business.

Lionel Sterling has served as a director since August 2004. Mr. Sterling is president of Equity Resources, Inc., a private investment firm. He previously co-founded and served as managing partner of the private investment firm Whitehead/Sterling. He serves on the board of Molecular Insight Corporation. He also has served as chairman of the board of directors of Rayovac Corporation, Executive Vice President and Director of United Brands Company, and Sector Executive and Chief Financial Officer of American Can Company. He also held various investment and financial positions at Donaldson, Lufkin & Jenrette Inc. and ITT Corporation. Mr. Sterling holds an M.B.A. from New York University.

Board of Directors and Committees

The board of directors provides oversight with respect to the Company’s strategic direction and significant corporate policies. The board of directors has four standing committees: a compensation committee, an audit committee, a nominating and governance committee, and an innovation and technology committee. From time to time, the board has created various ad hoc committees for special purposes.

The board of directors met 4 times during 2006 and all directors attended at least 75% of the total number of meetings of the board and committees of the board on which the director served during 2006. The board held a total of 2 executive sessions during 2006. The Company encourages but does not require its directors to attend the annual meeting of stockholders. Two directors attended the 2006 annual meeting of stockholders. Beginning with the 2007 annual meeting of stockholders, we moved the date of the annual meeting to coincide with a board of directors meeting, in part, so that all directors would be in Madison at the time of the annual meeting.

Stockholders may contact our board of directors, an individual director, or a specified board committee or group, by writing to them at the following address:

c/o Corporate Secretary
Third Wave Technologies
502 S. Rosa Road
Madison, WI 53719

The Corporate Secretary will have discretion to determine whether a communication is proper for submission to the intended recipient. Communications that raise personal grievances, are solicitations, do not relate to the Company or that are frivolous are presumptively inappropriate for delivery. For further detail on the procedures for contacting our board of directors, please visit the corporate governance section of our website www.twt.com.

Compensation Committee

Gordon Brunner (chair), Lawrence Murphy and David Thompson currently serve on the compensation committee. Each member of the compensation committee is “independent” as such term is defined in the listing standards of The Nasdaq Stock Market. The compensation committee met 6 times during 2006. The compensation committee operates under a Compensation Committee Charter, which is available at the Company’s website www.twt.com.

The compensation committee’s responsibilities, which are discussed in detail in its charter, include, among other duties, the responsibility to:

•	Establish our executive compensation philosophy, oversee our processes and procedures for consideration and determination of executive and director compensation and review and approve all executive compensation and submit it to the board for its information;

•	Review and evaluate, without the CEO present, the annual report from the nominating and governance committee with respect to the CEO’s performance relative to our goals and objectives, establish the individual elements of the CEO’s total compensation based on this evaluation and review and approve CEO compensation;

•	Administer and implement our incentive compensation plans and equity-based plans, and any material amendments to such plans;

•	Advise on the setting of compensation for officers whose compensation is not subject to compensation committee approval;

•	Review and approve, for the CEO and our other executive officers, when and if appropriate, employment agreements, severance agreements and change in control provisions or agreements; and

•	Evaluate and recommend to the entire board of directors appropriate compensation for our directors.

The agenda for meetings of the compensation committee is determined by its chairman with the assistance of our vice president of finance and operations. Meetings of the compensation committee are regularly attended by our CEO and our vice president of finance and operations. Our CEO annually reviews the performance of each of our other executive officers and, based on such review, makes compensation recommendations to the compensation committee, including recommendations for salary adjustments, annual cash incentives, and long-term equity-based incentives. As noted above, our directors’ compensation is determined by our board of directors after receiving the recommendation of the compensation committee.

The committee has used compensation consultants in past years to assist in developing compensation policies and practices. During 2006, the Committee utilized the services of Lander Brown, former Vice President Human Resources and Administration, in a consulting capacity and also engaged Hewitt Associates to assist it in reviewing and analyzing the Company’s long-term incentive compensation programs. In the future, the Committee may engage or seek the advice of compensation consultants. In addition, the committee may form, and delegate authority to, subcommittees when it deems appropriate.

Audit Committee

The audit committee recommends to the board the appointment of our independent auditors, directs the scope of the audit of our financial statements and other services provided by our independent auditors, reviews the accounting principles and procedures to be used for financial statements and reviews the results of the audit. The audit committee also is responsible for the pre-approval of all services provided by our independent auditors.

James Connelly, Lawrence Murphy and Lionel Sterling (chair) currently serve on the audit committee. Each member of the audit committee is “independent” as such term is defined in the listing standards of The Nasdaq Stock Market. Mr. Sterling and Mr. Murphy are each considered an “audit committee financial expert” as such term is defined by the rules of the Securities and Exchange Commission in Item 407(d)(5) of Regulation S-K. The audit committee operates under an Audit Committee Charter, which is available at the Company’s website www.twt.com.  Information regarding the functions performed by the audit committee and the number of meetings held during 2006 is set forth in the “Report of the Audit Committee,” included in this proxy statement.

Nominating and Governance Committee

The nominating and governance committee evaluates and recommends candidates for election or appointment to the board of directors. The nominating and governance committee has not established any specific minimum qualifications that any candidate for director must meet, but considers a wide array of factors, including the candidate’s knowledge of our industry, the candidate’s educational and professional experience as well the candidate’s reputation. The nominating and governance committee met 8 times in 2006. The nominating and governance committee operates under a Nominating and Governance Committee Charter, which is available at the Company’s website www.twt.com.

Gordon Brunner, Lionel Sterling and David Thompson (chair) currently serve on the nominating and governance committee. Each member of the nominating and governance committee is “independent” as such term is defined in the listing standards of The Nasdaq Stock Market.

The nominating and governance committee will consider director candidates recommended by stockholders. Recommendations may be sent to Cindy Ahn, Corporate Secretary, 502 South Rosa Road, Madison, Wisconsin 53719. Any recommendation submitted by a stockholder must include the name and address of the stockholder, any arrangements between the stockholder and the candidate pursuant to which the candidate is being nominated, and any information that would be required under the rules of the Securities and Exchange Commission to be included in the proxy statement had the candidate been nominated by the board of directors. The nominating and governance committee will apply the same standards in considering candidates submitted by stockholders as it applies to other candidates.

Innovation and Technology Committee

The innovation and technology committee assists the board in providing counsel to the Company’s senior management on strategic management of basic technology, innovation, medical affairs, and regulatory issues including the portfolio of development projects, management and tracking systems for critical projects, technology development and acquisition plans, and technical personnel development. The committee also assists the board and the company in interfacing with appropriate advisory and thought leader interactions.

Gordon Brunner (chair), James Connelly and Katherine Napier currently serve on the innovation and technology committee.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently, or has ever been at any time since our formation, an officer or employee of the Company or any of its subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more officers serving as a member of our board of directors or compensation committee.

Director Compensation

Our non-employee directors receive an annual retainer of $40,000, a board meeting fee of $1,500 for regularly scheduled board meetings physically attended and $500 for each meeting attended by teleconference. Committee chairs receive an additional annual retainer of $7,500 and directors who hold committee positions receive an additional annual retainer of $5,000 for each committee participation. Our chairman and lead independent director, Mr. Thompson, receives an additional $15,000 per year for serving in such position. Our directors are reimbursed for reasonable director-related expenses incurred as a result of providing service to the Company or at the Company’s request.

Our 2006-2007 stock option program for non-employee directors is as follows:

•	new directors receive an initial grant of 45,000 options on the date they are first elected or appointed to the board of directors, which options vest in annual 15,000 share increments over three years;

•	in year four of a director’s tenure, and each year thereafter during his or her tenure, such director receives an additional grant of 15,000 options, which options vest in full after one year;

•	effective beginning with the 2007 annual meeting of stockholders, annual option grants are made on the date of the Company’s annual stockholders’ meeting (instead of on the directors’ anniversary dates);

•	in the first year a director is entitled to receive an annual option grant on the annual meeting date, if such director’s anniversary date falls before the annual meeting date in that year, the director receives an annual option grant on his or her anniversary date, reduced on a proportionate basis to reflect the percentage of one year existing between such anniversary date and the annual meeting date;

•	effective beginning in 2007, the initial option grant for a new director is made on the date that the director is first elected or appointed to the board of directors, but adjusted on a proportionate basis relative to the date of the annual stockholders’ meeting for the year of the grant if the date that the director is elected or appointed to the board of directors is a date other than the date of the annual stockholders’ meeting, with vesting tied to the date of the annual stockholders’ meeting for that year; and

•	all director options vest in full upon a change of control.

In April 2007, we adopted a program under which directors will have the option of accepting shares of the Company’s common stock in lieu of cash compensation.

2006 Non-Employee Director Compensation Table

The following table sets forth information concerning the compensation paid or accrued during 2006 to the non-employee directors of the Company:

	Fees Earned	Option
	or Paid in	Awards
Name	Cash($)	($)(1)	Total ($)

Gordon Brunner	66,500	43,107	109,607
James Connelly	57,500	34,835	92,335
Lawrence Murphy	56,000	28,240	84,240
Katherine Napier	27,000	12,009	39,009
John Neis	28,000	2,241	30,241
Lionel Sterling	57,500	29,678	87,178
David Thompson	75,000	45,316	120,316

(1)	The amounts shown in this column indicate the dollar amount of compensation cost recognized by us for financial statement reporting purposes in 2006 pursuant to FAS 123R for director stock option awards granted in 2006 and in prior years. Pursuant to Securities and Exchange Commission (“SEC”) rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information regarding the assumptions made in calculating these amounts, see Note 2 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the directors.

(2)	For each director, the full grant date fair value for options awarded in 2006 computed in accordance with FAS 123R and the aggregate number of option awards outstanding at December 31, 2006 was as follows:

		Outstanding
	Grant Date	Option
	Fair Value of	Awards at
	Option	Fiscal Year
	Awards ($)	End

Gordon Brunner	27,500	45,000
James Connelly	16,100	40,000
Lawrence Murphy	86,850	45,000
Katherine Napier	82,350	45,000
John Neis	19,900	—
Lionel Sterling	37,950	45,000
David Thompson	57,400	131,800

Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information regarding the assumptions made in calculating these amounts, see Note 2 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The audit committee and the board of directors has appointed Grant Thornton LLP as the independent registered public accounting firm of the Company for the current fiscal year ending December 31, 2007.

Fees Paid or Due to Grant Thornton LLP

The table below shows the total fees billed by Grant Thornton LLP for its services in 2006 and 2005.

	2006	2005

Audit Fees(1)	$200,200	$194,225
Audit-Related Fees(2)	70,323	13,896
Tax Fees(3)	21,797	8,256
All Other Fees	—	—

Total	$292,320	$216,377

(1)	Audit Fees consist of the aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements and reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and services that are normally provided by the independent public accounting firm in connection with statutory and regulatory filings or engagements. These fees include fees billed for review and evaluation of the Company’s internal control over financial reporting and attest services relating thereto.

(2)	Audit-related fees consisted of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax fees principally included review of and consultation regarding the Company’s federal, state and foreign tax returns and tax planning.

The audit committee has considered whether the provision of the non-audit services described above is compatible with maintaining the independence of Grant Thornton LLP and determined that such services are compatible with maintaining such independence.

The audit committee has adopted a policy that requires pre-approval by the audit committee of all services to be provided by the Company’s independent registered public accounting firm. The audit committee has approved the provision of audit services by Grant Thornton LLP for 2007 in accordance with that policy and the Company’s use of Grant Thornton LLP for tax and related matters during 2007 on an as-needed basis in the normal course of business provided total associated billings do not exceed $15,000. All other services to be provided by the Company’s independent auditor must be specifically pre-approved by the audit committee or a designated member of the audit committee.

Representatives of Grant Thornton LLP are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. If stockholders fail to ratify the selection of Grant Thornton LLP as the independent registered public accounting firm for 2007, the audit committee and the board of directors will reconsider whether to retain that firm. Even if the selection is ratified, the audit committee and the board may, in their discretion, direct the appointment of a different independent registered public accounting firm at any time during the year.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors has reviewed and discussed the below section titled “Executive Compensation — Compensation Discussion and Analysis” with management, and, based on such review and discussions, recommended to the board of directors that the section be included in this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2006.

Respectfully submitted,

The compensation committee of the board of directors.

Gordon Brunner
Lawrence Murphy
David Thompson

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

The following is a discussion and analysis of the material elements of our compensation program as it relates to our Chief Executive Officer, Chief Financial Officer and the other executive officers named in the Summary Compensation Table. See “Summary Compensation Table” on page 14 below. This discussion is intended to put into perspective the tables and other narrative disclosures that follow it.

Objectives of Executive Compensation Program

The primary objectives of our executive compensation program are:

•	to provide competitive levels of total compensation that will enable us to attract and retain the best possible executive talent;

•	to motivate executives to achieve optimum performance for the Company;

•	to reward performance based on the attainment of our annual and long term strategic objectives;

•	to align the financial interest of executives and stockholders through equity-based plans; and

•	to provide a total compensation program that recognizes individual contributions as well as overall business results.

Elements of Executive Compensation

Our compensation program consists of the following elements: base salaries, annual incentive awards and long term compensation including long term incentive plan awards and option awards. We also provide our executive officers certain perquisites and personal benefits. We have entered into employment agreements with our executive officers under which they are entitled to certain compensation and benefits. Our executive officers are also entitled to receive severance payments and other compensation upon the occurrence of certain events related to a termination of employment or change of control.

The compensation committee of the board of directors (the “Committee”) is responsible for setting the compensation of all executive officers. In setting compensation levels, the Committee considers all elements of the executive compensation program in total rather than each element in isolation. The Committee is guided by its own judgment and those sources of information (including compensation surveys) that the Committee considers relevant. From time to time, the Committee reviews summaries, sometimes referred to as “tally sheets,” reflecting each executive officer’s compensation history with respect to each element of compensation for service as an executive officer, as well as projected payouts that would come due in connection with a change of control. The committee has used compensation consultants in past years to assist in developing compensation policies and practices. During 2006, the Committee utilized two compensation consultants for various compensation related matters. For example, reviewing the Company’s long-term incentive compensation programs. In the future, the Committee may engage or seek the advice of compensation consultants. In addition, the committee may form, and delegate authority to, subcommittees when it deems appropriate.

As a general principle, the Committee believes that compensation of the executive officers cannot always be based upon fixed formulas and that the prudent use of discretion in determining compensation will generally be in the best interests of Third Wave and its stockholders. Accordingly, from time to time in the exercise of its discretion, the Committee may approve changes in compensation that it considers to be appropriate to award performance or otherwise to provide incentives toward achieving the objectives of our executive compensation program.

Base Salary

Base salaries are paid to provide executives officers with a base level of monthly compensation and to achieve our objectives of attracting and retaining executive talent and rewarding performance. Our decisions regarding base salaries are based principally on our evaluation of the market demand for executives with similar capability and experience, assessment of individual performance in relation to our strategic objectives, our corporate performance, the critical nature of the position relative to the success of the Company, time in position and salary relative to internal and external fairness. We also seek to strike an appropriate balance between fixed elements of compensation, such as base salaries, and variable performance-based elements.

In setting base salary levels for executive officers, the Committee considers compensation levels for comparable positions at biotechnology companies as documented in the Radford Biotechnology Survey. We generally set base salary levels for executive officers at approximately the 50th percentile for the position as reflected in the Radford Survey.

Annual Incentive Awards

We provide our executive officers an annual incentive compensation plan to achieve our objectives of rewarding performance and motivating the executives to attain our strategic objectives. Target incentive awards are based principally on each executive’s level of responsibility in relation to our annual and long term objectives, recommendations of the chief executive officer, and stated targets under employment agreements. We also seek to strike an appropriate balance between fixed elements of compensation, such as base salaries, and variable performance-based elements. We set target incentive awards at levels that are designed to link a substantial portion of each individual’s total annual compensation to attaining the performance objectives discussed below in order to provide appropriate incentives to attaining those objectives. In setting target incentive awards levels for executive officers, the Committee considers target incentive award levels for comparable positions at biotechnology companies as documented in the Radford Biotechnology Survey. We generally set target incentive awards levels for executive officers at or below the 75th percentile for the position as reflected in the Radford Survey.

Mr. Conroy’s employment agreement provides for a target annual incentive award opportunity equal to 50% of Mr. Conroy’s base salary, with the exact amount to be determined by the Committee. Mr. Arora’s employment agreement provides for a target bonus opportunity equal to 40% of Mr. Arora’s base salary, with the exact amount to be determined by the Committee. 2006 target annual incentive awards approved by the Committee for the named executive officers were as follows: Mr. Conroy 50%, Mr. Arora 40%, Mr. Trifunovich 35%, Mr. Garces 35% and Mr. Bellano 40%.

Based on the Company’s performance against established performance measures and individual performance against individual performance measures, each of our executives is eligible to receive from 0% to 200% of his or her target annual incentive award. Performance measures and objectives are determined based on our business plan for the year in question. Such business plan is developed by management and approved by the board of directors. For the 2006 Incentive Plan, the Company performance objectives measured were net cash from operations (excluding changes in working capital) and total revenue. We adopted these performance measures because we believe they are key indicators of our financial and operational success and are key drivers of long-term stockholder value. Based on the achievement of Company and individual performance goals, each of our executives received 150% of his or her 2006 target incentive award.

The Committee reserves discretion to adjust the way performance is measured against the targets to ensure payouts are not artificially inflated or deflated due to unexpected items. For example, in determining payouts under the 2006 plan, the Committee increased targets for net cash from operations so that payouts were not favorably impacted by our spending less on research and development in 2006 than was initially budgeted. In addition, the Committee retains discretion to determine not to pay any incentive plan awards to our executive officers notwithstanding achievement of Company performance goals.

In connection with its determination of the payouts to be made under the 2006 Incentive Plan, in January 2007 the Committee approved a program under which participants were given the option to take all or any portion of their 2006 incentive plan payout in the form of shares of the Company’s common stock. Under this program, to the extent a participant chose to accept a portion of his or her award in shares of common stock, then that portion of the award was increased by 15% and paid in shares of common stock based on the closing price of our common stock on the third trading day following public disclosure of our fourth quarter and full-year 2006 results of operations.

Long Term Equity Compensation

The Company’s 2000 Stock Plan provides for the issuance of stock options to officers and employees of the Company to purchase shares of the Company’s common stock. Additionally, under the 2000 Stock Plan we issue restricted stock unit awards that entitle non-executive employees to receive shares of stock as the awards vest. We grant stock options and restricted stock units both to reward short-term performance with equity-based compensation and to motivate long-term performance. The Committee believes that stock-based compensation arrangements are essential in aligning the interests of management and with the stockholders in enhancing the value of the Company’s equity.

We generally grant three different types of option awards to executive officers:

•	new hire grants awarded as an inducement to join the Company;

•	special awards granted from time-to-time in connection with promotions, to reward outstanding performance or as a retention tool; and

•	annual awards granted in the early part of the year in connection with the annual performance review.

The Committee approves all option awards made to executive officers. See “Grants of Plan-Based Awards” below. Awards granted to an executive are based upon a number of factors, including the executive’s position and responsibilities, salary and individual performance as well as overall Company performance. In making awards we also take into account the dilutive affect of such awards, previous stock-based awards made to the executive, benchmarking information and the relationship of such awards to awards under our Long Term Incentive Plans which are also intended to provide long term incentives to our senior executives.

In connection with the annual performance review, Maneesh Arora, Ivan Trifunovich, John Bellano and Jorge Garces received 30,000, 30,000, 20,000 and 20,000 stock options, respectively. Additionally, in connection with a promotion, John Bellano received an additional 80,000 options in 2006. Because he received a grant of 250,000 options in December 2005 in connection with his promotion to chief executive officer, Kevin Conroy did not receive an option award in 2006. For additional information, see “Grants of Plan-Based Awards Table” on page 15 below.

In 2006, we began awarding restricted stock units to non-executive employees instead of stock options primarily because we concluded that restricted stock units would be less dilutive to stockholders and also because restricted stock units provide more certain value to employees than stock options. Because they were not executive officers at the time we initiated our restricted stock unit award program, each of John Bellano and Jorge Garces received the restricted stock unit awards detailed in the “Grants of Plan-Based Awards Table” on page 15 below. In January 2007, the Committee chose to substitute annual restricted stock unit awards for the annual option program for our executive officers for the same reasons.

Long Term Incentive Plans

We have long term incentive plans intended to align closely the financial rewards for executive officers and key employees with the interests of stockholders and the achievement of specific performance objectives of the Company. The plans are administered by the Committee, which establishes the terms of the plans, performance goals, target awards, performance measurement criteria and calculation of awards. The plans are also designed to reduce reliance on stock option grants as the sole source of long term incentive compensation.

Our first long term incentive plan was established in January 2004. This plan covered the period from 2004-2006. Plan awards were payable in cash or Company common stock only if and to the extent the Company attained clinical revenue, stock price and total shareholder return versus peer group performance goals set by the Committee for the performance period. Based on the Company’s performance against the performance goals, no payouts were made on plan awards.

Second, third and fourth long term incentive plans were established in February 2005, March 2006 and March 2007, respectively. The plans cover the periods from 2005-2007, 2006-2008 and 2007-2009, respectively. Plan awards will become payable in cash or Company common stock if and to the extent the Company attains the revenue, stock price and total shareholder return versus peer group performance goals set by the Committee for the relevant performance period as reflected in the plans. We adopted these performance measures because we believe they are key indicators of our financial and operational success and are key drivers of long-term stockholder value.

When the Committee establishes a long term incentive plan it also determines the target award under the plan for each executive officer, which generally equals three or four times the highest target annual incentive award for the executive during the performance period. The potential payouts on plan awards range from 0% to 200% of the target award based on the Company’s performance against the performance goals. Subject to continued employment during such period, earned awards are payable in cash or in shares of Company common stock over a two-year period following completion of the performance period. For further information, see “Grant of Plan-Based Awards Table” on page 15 below. Each of our long term incentive plans provide for deemed satisfaction of performance goals and accelerated vesting in the event of a change of control of the Company during a performance period as described under “Potential Payments Upon Termination or Change of Control” on page 20 below.

Perquisites and Personal Benefits

We provide our employees, including our executive officers, with a benefit program that we believe is reasonable, competitive and consistent with the objectives of the compensation program of attracting and retaining talented executives with the skills and attributes that we need.

Our executive officers are eligible to participate in our group insurance program, which includes group health, dental, life and long term disability insurance. Our executives are required to pay most of the premiums associated with coverage under these plans. We make cash payments to our executives under a flexible benefits plan that is intended to provide them with funds they may use to pay these premiums. Other benefits include a 401(k) plan, relocation expense reimbursement and a related tax-reimbursement program under which taxes associated with relocation benefits are reimbursed by the Company. See “Summary Compensation Table” on page 14 below.

Employment Agreements

We have entered into employment agreements with our executive officers under which they are entitled to certain compensation and benefits. These agreements are intended to provide employment security by specifying minimum base salary, target annual and long term incentive plan award levels and severance benefits. Additionally, under these agreements our executive officers agree to certain non-competition and non-solicitation covenants. See “Employment Agreements with Named Executive Officers” on page 17 below.

Payments and Benefits Upon Change of Control

We have established various arrangements with our executive officers under which payments and benefits would come due in connection with a change of control of the Company. We established these arrangements for the following reasons:

•	We believe that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of our executive officers notwithstanding the possibility, threat or occurrence of a change of control;

•	We believe it is imperative to diminish the inevitable distraction to such executive officers by virtue of the personal uncertainties and risks created by a pending or threatened change of control; and

•	To provide the executive officers compensation and benefits arrangements upon a change of control which ensure that the compensation and benefits expectations of the executive officers will be satisfied and which are competitive with those of other similarly-situated companies.

These arrangements include:

•	Additional severance payments in connection with certain kinds of termination;

•	Accelerated vesting of stock options; and

•	Deemed satisfaction of performance goals and accelerated vesting under our long term incentive plans.

See “Potential Payments Upon Termination or Change of Control” on page 20 below.

In establishing these arrangements we have considered the potential costs that could be incurred by the Company in connection with a change of control. On a regular basis, the Committee reviews the total amounts that would be payable under our long term incentive plans in connection with a change of control.

Summary of Compensation and Grants of Plan-Based Awards

The following table sets forth information concerning the compensation earned during 2006 by our Chief Executive Officer, our Chief Financial Officer and our three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer during the fiscal year ended December 31, 2006 (collectively, the “named executive officers”).

2006 Summary Compensation Table

				Non-Equity
				Incentive	All Other
		Stock	Option	Plan Comp-	Comp-
	Salary	Awards	Awards	ensation	ensation	Total
Name and Principal Position	($)	($)(1)	($)(2)	(3)	($)(4)	($)

Kevin Conroy	375,000	—	311,911	282,769	70,363	1,040,043
President, CEO and Director
Maneesh Arora	268,125	—	317,621	159,000	40,888	785,634
Chief Financial Officer
Ivan Trifunovich	265,000	—	105,509	149,559	17,470	537,538
Senior Vice President
Jorge Garces	181,250	49	57,702	97,999	15,518	352,518
Vice President, Research & Development
John Bellano	170,933	2,897	39,041	105,000	25,496	343,367
Vice President, Sales

(1)	The amounts shown in this column indicate the dollar amount of compensation cost recognized by us for financial statement reporting purposes in 2006 pursuant to FAS 123R for restricted stock units in 2006. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information regarding the assumptions made in calculating these amounts, see Note 2 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

(2)	The amounts shown in this column indicate the dollar amount of compensation cost recognized by us for financial statement reporting purposes in 2006 pursuant to FAS 123R for stock option awards granted in 2006 and in prior years. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information regarding the assumptions made in calculating these amounts for options granted from 2004-2006, see Note 2 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006. For additional information regarding the assumptions made in calculating these amounts for options granted prior to 2004, see Note 5 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2003. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

(3)	Represents payout under 2006 Incentive Plan. As described under “2006 Incentive Plan” below, participants in the 2006 Incentive Plan were given the option to take all or any portion of their plan award in shares of the Company’s common stock. Common stock taken in partial payment 2006 Incentive Plan awards was as follows: Mr. Conroy — $11,644; Mr. Trifunovich — $79,997; and Mr. Garces — $6,702.

(4)	The amounts set forth in this column consisted of (i) relocation expense reimbursements, (ii) tax reimbursements, (iii) matching contributions to our 401(k) Plan, (iv) car allowance, and (v) contributions to our flexible benefits plan as follows:

		Tax	Matching		Flexible
		Reimbursements	Contribution to	Car	Benefits
	Relocation ($)	($)	401(k) Plan ($)	Allowance ($)	Contribution ($)	Total ($)

Kevin Conroy	42,854	8,640	6,600	—	12,269	70,363
Maneesh Arora	22,394	785	6,600	—	11,108	40,888
Ivan Trifunovich	—	—	6,600	—	10,870	17,470
Jorge Garces	—	—	5,793	—	9,725	15,518
John Bellano	—	—	6,297	9,600	9,598	25,495

The following table sets forth information concerning grants of plan-based awards made to the named executive officers during 2006.

2006 Grants Of Plan-Based Awards

							All Other
							Option
						All Other	Awards:			Grant
						Stock	Number of	Exercise		Date Fair
				Estimated Future		Awards:	Securities	or Base	Market	Value of
				Payouts Under Non-		Number of	Under-	Price of	Price on	Stock and
				Equity Incentive Plan Awards		Shares of	lying	Option	Date of	Option
		Grant	Approval	Target	Maximum	Stock or	Options	Awards	Grant	Awards
Name	Plan	Date(5)	Date(5)	($)	($)	Units(#)	(#)	($/Sh)	($/Sh)	($)(6)

Kevin Conroy	(1)			187,500	375,000
	(2)			850,000	1,700,000
Maneesh Arora	(1)			106,000	212,000
	(2)			440,000	880,000
	(3)	06/07/06	02/14/06				30,000	2.84	2.95	54,600
Ivan Trifunovich	(1)			92,750	185,500
	(2)			288,750	577,500
	(3)	06/07/06	02/14/06				30,000	2.84	2.95	54,600
Jorge Garces	(1)			64,750	129,500
	(2)			264,000	528,000
	(3)	06/07/06	05/18/06				20,000	2.84	2.95	36,400
	(4)	06/07/06	05/18/06			112				334
John Bellano	(3)	02/13/06	02/14/06				80,000	2.76	2.81	147,200
	(1)			70,000	140,000
	(2)			234,000	468,000
	(3)	06/07/06	05/18/06				20,000	2.84	2.95	36,400
	(4)	06/07/06	05/18/06			6,666				19,865

(1)	Represents 2006 Incentive Plan award. The 2006 Incentive Plan did not include a threshold performance level under which a minimum amount would be payable for a certain level of performance. For further information see “2006 Incentive Plan” below.

(2)	Represents Long Term Incentive Plan No. 3 award. The Long Term Incentive Plan No. 3 does not include a threshold performance level under which a minimum amount would be payable for a certain level of performance. Target and maximum awards are based on a multiple of the highest target annual incentive award for the executive during the performance period. The target and maximum amounts included in this row take into account target awards for 2006 and 2007 but these amounts could increase based on 2008 target annual incentive awards. For further information see “Long Term Incentive Plan No. 3” below.

(3)	Represents a Stock Option Award. For further information see “Stock Option Awards” below.

(4)	Represents a Restricted Stock Unit Award. For further information see “Restricted Stock Unit Awards” below.

(5)	Annual option awards for the named executive officers were approved on February 14, 2006 and May 18, 2006 by the compensation committee and the chief executive officer, respectively. However, the awards were not issued until June 7, 2006 following the board of directors’ approval of the amended and restated 2000 Stock

Plan and a new form of stock option agreement. Based on the Company’s voluntary review of its stock option grant practices (as described in the Company’s Form 10-Q for the quarter ended September 30, 2006), due to administrative error the 80,000 share stock option grant to John Bellano was incorrectly dated February 13, 2006 instead of February 14, 2006. In November 2006 we adopted an option granting policy we believe will ensure that measurement-date errors do not occur in the future. Restricted stock unit awards were approved by the chief executive officer on May 18, 2006. However the awards were not issued until June 7, 2006 following the board of directors’ approval of a form of restricted stock purchase agreement.

(6)	The amounts shown in this column indicate the full grant date fair value of stock and option awards computed in accordance with FAS 123R. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information regarding the assumptions made in calculating these amounts, see Note 2 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

2006 Incentive Plan

In 2006, the named executive officers participated in the 2006 Incentive Plan. The 2006 target annual incentive awards for the named executive officers were as follows: Mr. Conroy, 50% of base salary ($187,500); Mr. Arora, 40% of base salary ($106,000); Mr. Trifunovich, 35% of base salary ($92,750); Mr. Garces, 35% of base salary ($64,750); and Mr. Bellano, 40% of base salary ($70,000).

Based on the Company’s performance against established performance measures and individual performance against individual performance measures, each of our executives was eligible to receive from 0% to 200% of his or her target annual incentive award. Performance measures and objectives for our incentive plans are determined based on our business plan for the year in question. Such business plan is developed by management and approved by the board of directors. For the 2006 Incentive Plan, the Company performance objectives measured were net cash from operations (excluding changes in working capital) and total revenue. Based on the achievement of Company and individual performance goals, each of our executives received 150% of his or her 2006 target incentive award.

In connection with its determination of the payouts to be made under the 2006 Incentive Plan, in January 2007 the Committee approved a program under which participants were given the option to take all or any portion of their 2006 incentive plan payout in the form of shares of the Company’s common stock rather than cash. Under this program, to the extent a participant chose to accept a portion of his or her award in shares of common stock that portion of the award was increased by 15% and paid in shares of common stock based on the closing price of our common stock on the third trading day following public disclosure of our fourth quarter and full-year 2006 results of operations.

Long Term Incentive Plan No. 3

During 2006, the named executive officers were granted awards under our Long Term Incentive Plan No. 3 covering the period from 2006-2008. Plan awards will become payable in cash or Company common stock if and to the extent the Company attains the clinical revenue, stock price and total shareholder return versus peer group performance goals set by the Committee for the relevant performance period as reflected in the plan. For a detailed description of the plan’s performance goals and related payout amounts see Exhibit A attached to the copy of the plan filed as exhibit 10.30 with our Form 10-K for the year ended December 31, 2005.

For each of Mr. Conroy and Mr. Arora, the target award under the plan equals four times the highest target annual incentive award for the executive during the performance period of 2006-2008. For each other executive, the target award under the plan equals three times the highest target annual incentive award for the executive during such performance period.

Subject to continued employment during the performance period, earned awards are payable in cash or Company common stock over a two-year vesting period following completion of the performance period. To the extent a participant chooses to accept a portion of his or her award in shares of common stock, that portion of the award would be increased by 10% and paid in shares of common stock based on the price of our common stock five business days before the date of distribution. Except as described below, an earned award vests twenty-five percent on the day it is earned (the last day of the performance period), fifty percent on the first anniversary of such date and twenty-five percent on the second anniversary of such date, provided the participant continues to be employed by the Company through the applicable vesting date. If a participant retires at or after his or her normal retirement age, becomes disabled, or dies during the performance period, the participant would be entitled to a prorated award based upon the Company’s performance during the performance period which award would fully vest at the end of the performance period. If a participant retires at or after his or her normal retirement age, becomes disabled, or dies after earning an award, the participant’s award fully vests at the time such event occurs.

The plan provides for deemed satisfaction of performance goals and accelerated vesting in the event of a change of control of the Company during the performance period as described under “Potential Payments Upon Termination or Change of Control” on page 20 below.

Stock Option Awards

We grant options under our 2000 stock plan. For each of the named executive officers, 25% of the options vest on each of the first four anniversaries of the grant date; provided vesting may accelerate in connection with certain termination events or a change of control as described under “Potential Payments Upon Termination or Change of Control” on page 20 below. Under the terms of the 2000 stock plan, as in effect during 2006, the exercise price for option awards was generally set at the closing price for the Company’s common stock on the date prior to the date of grant. In January 2007, the plan was amended to change this provision so that the exercise price for option awards is now generally set at the closing price for the Company’s common stock on the date of grant.

Restricted Stock Unit Awards

In February 2006, the Committee approved the addition of a restricted stock unit component to the Company’s equity compensation program. Under this program, the Company issues restricted stock units representing the right to purchase shares of Common Stock for $.001 per share as the award vests. For the named executive officers who received a restricted stock unit award, the awards vest over four years, with one-fourth vesting on each of the first, second, third and fourth anniversaries of the grant date; provided vesting may accelerate in connection with certain termination events or a change of control as described under “Potential Payments Upon Termination or Change of Control” on page 20 below.

Employment Agreements with Named Executive Officers

Kevin Conroy

Mr. Conroy and the Company entered into an amended employment agreement in December 2005 under which Mr. Conroy is entitled to a minimum base salary (currently $425,000) and a target annual incentive plan award opportunity equal to 50% of Mr. Conroy’s base salary, with the exact amount to be determined by the Committee. Under his agreement, Mr. Conroy participates in our long term incentive plans, participates in the benefits programs generally provided to our similarly situated employees, receives four weeks of paid vacation each calendar year, is entitled to reimbursement for up to $60,000 in relocation expenses (plus, to the extent such expenses are not tax deductible by Mr. Conroy, an associated tax gross-up) and reasonable and necessary out-of-pocket business expenses and was granted 250,000 stock options. Under his agreement, Mr. Conroy would be entitled to certain payments and benefits in connection with certain termination events or a change of control as described under “Potential Payments Upon Termination or Change of Control” on page 20 below. The agreement also prohibits Mr. Conroy from engaging in certain activities involving competition with us for an 18-month period following termination of his employment with the Company.

Maneesh Arora

In May 2005, the Company entered in to an employment agreement with Maneesh Arora under which Mr. Arora is entitled to a minimum base salary (currently $275,000) and a target annual incentive plan award opportunity equal to 40% of such base salary. Under his agreement, which was amended in March 2007, Mr. Arora participates in our long term incentive plans, participates in the benefits programs generally provided to our similarly situated employees, receives four weeks of paid vacation each calendar year, is entitled to reimbursement for up to $75,000 in relocation expenses (plus, to the extent such expenses are not tax deductible by Mr. Arora, an associated tax gross-up) and reasonable and necessary out-of-pocket business expenses. Under his agreement, Mr. Arora would be entitled to certain payments and benefits in connection with certain termination events or a change of control as described under “Potential Payments Upon Termination or Change of Control” on page 20 below. The agreement also prohibits Mr. Arora from engaging in certain activities involving competition with us for a 12-month period following termination of his employment with the Company.

Ivan Trifunovich

In December 2001, the Company entered in to an offer letter with Ivan Trifunovich under which he was hired as Senior Vice President and is being paid a base salary of $275,000. Under the terms of the offer letter, Mr. Trifunovich would be entitled to certain payments and benefits in connection with certain termination events as described under “Potential Payments Upon Termination or Change of Control” on page 20 below.

Jorge Garces and John Bellano

In March 2007, the Company entered in to an employment agreement with each of Jorge Garces and John Bellano under which they are entitled to a minimum base salary (currently $220,000 and $195,000, respectively), and target annual incentive plan award opportunities equal to 40% of such base salaries. Under these agreements, Messrs. Garces and Bellano participate in our long term incentive plans, participate in the benefits programs generally provided to our similarly situated employees, receive four weeks of paid vacation each calendar year and are entitled to reimbursement for reasonably incurred out-of-pocket business expenses. Under these agreements, Messrs. Garces and Bellano would be entitled to certain payments and benefits in connection with certain termination events or a change of control as described under “Potential Payments Upon Termination or Change of Control” on page 20 below. The agreements also prohibit Messrs. Garces and Bellano from engaging in certain activities involving competition with us for either a six or 12-month period following termination of employment with the Company.

2006 Outstanding Equity Awards At Fiscal Year End

The following table sets forth information concerning option award and stock awards held by the named executive officers as of December 31, 2006.

	Option Awards					Stock Awards
							Market
							Value of
	Number of	Number of					Shares or
	Securities	Securities				Number of	Units of
	Underlying	Underlying		Option		Shares or Units	Stock That
	Unexercised	Unexercised		Exercise	Option	of Stock that	Have Not
	Options (#)	Options (#)		Price	Expiration	Have Not Vested	Vested
Name	Exercisable	Unexercisable		($)	Date	(#)	($)

Kevin Conroy	60,000	60,000	(1)	$4.53	07/12/14
	50,000	50,000	(2)	$3.19	07/26/14
	75,000	—		$6.88	10/28/14
	16,250	48,750	(3)	$4.23	04/29/15
	62,500	187,500	(4)	$2.82	12/29/15
Maneesh Arora	112,500	37,500	(5)	$2.64	01/03/13
	18,750	6,250	(5)	$3.15	01/03/13
	18,750	6,250	(6)	$3.97	03/24/13
	18,750	6,250	(7)	$3.65	04/17/13
	93,750	31,250	(8)	$4.00	07/17/13
	25,000	25,000	(9)	$4.55	02/25/14
	9,167	9,167	(10)	$4.47	02/25/14
	15,000	45,000	(11)	$4.23	04/29/15
	—	30,000	(12)	$2.84	06/07/16

	Option Awards					Stock Awards
							Market
							Value of
	Number of	Number of					Shares or
	Securities	Securities				Number of	Units of
	Underlying	Underlying		Option		Shares or Units	Stock That
	Unexercised	Unexercised		Exercise	Option	of Stock that	Have Not
	Options (#)	Options (#)		Price	Expiration	Have Not Vested	Vested
Name	Exercisable	Unexercisable		($)	Date	(#)	($)

Ivan Trifunovich	210,000	—		$6.47	12/14/11
	100,000	—		$2.13	06/13/12
	10,000	10,000	(13)	$4.55	02/27/14
	6,000	6,000	(14)	$4.47	03/26/14
	18,750	56,250	(15)	$4.23	04/29/15
	—	30,000	(12)	$2.84	06/07/16
Jorge Garces	12,500	37,500	(16)	$4.95	10/03/15
	6,250	18,750	(17)	$2.68	11/17/15
	—	20,000	(18)	$2.84	06/07/16
						112 (19)	539
John Bellano	—	80,000	(20)	$2.76	02/13/16
	—	20,000	(18)	$2.84	06/07/16
						6,666 (21)	32,063

(1)	This item sets forth the unvested portion of an option grant, which will vest in two equal annual installments of 30,000 shares beginning on July 12, 2007.

(2)	This item sets forth the unvested portion of an option grant, which will vest in two equal annual installments of 25,000 shares beginning on July 26, 2007.

(3)	This item sets forth the unvested portion of an option grant, which will vest in three equal annual installments of 16,250 shares beginning on April 29, 2007.

(4)	This item sets forth the unvested portion of an option grant, which will vest in three equal annual installments of 62,500 shares beginning on December 29, 2007.

(5)	This item sets forth the unvested portion of an option grant, which will vest in full on January 3, 2007.

(6)	This item sets forth the unvested portion of an option grant, which will vest in full on March 24, 2007.

(7)	This item sets forth the unvested portion of an option grant, which will vest in full on April 17, 2007.

(8)	This item sets forth the unvested portion of an option grant, which will vest in full on July 17, 2007.

(9)	This item sets forth the unvested portion of an option grant, which will vest in two equal annual installments of 12,500 shares beginning on February 25, 2007.

(10)	This item sets forth the unvested portion of an option grant, which will vest in two equal annual installments of 4,583 shares beginning on February 25, 2007.

(11)	This item sets forth the unvested portion of an option grant, which will vest in three equal annual installments of 15,000 shares beginning on April 29, 2007.

(12)	This item sets forth the unvested portion of an option grant, which will vest in four equal annual installments of 7,500 shares beginning on June 7, 2007.

(13)	This item sets forth the unvested portion of an option grant, which will vest in two equal annual installments of 5,000 shares beginning on February 27, 2007.

(14)	This item sets forth the unvested portion of an option grant, which will vest in two equal annual installments of 3,000 shares beginning on March 26, 2007.

(15)	This item sets forth the unvested portion of an option grant, which will vest in three equal annual installments of 18,750 shares beginning on April 29, 2007.

(16)	This item sets forth the unvested portion of an option grant, which will vest in three equal annual installments of 12,500 shares beginning on October 3, 2007.

(17)	This item sets forth the unvested portion of an option grant, which will vest in three equal annual installments of 6,250 shares beginning on November 17, 2007.

(18)	This item sets forth the unvested portion of an option grant, which will vest in four equal annual installments of 5,000 shares beginning June 7, 2007.

(19)	This item sets forth the unvested portion of a restricted stock unit grant, which will vest in four equal annual installments of 28 shares beginning on June 7, 2007.

(20)	This item sets forth the unvested portion of an option grant, which will vest in four equal annual installments of 20,000 shares beginning on June 7, 2007.

(21)	This item sets forth the unvested portion of a restricted stock unit grant, which will vest in four equal annual installments of 1,667 shares beginning on June 7, 2007.

Potential Payments upon Termination or Change of Control

We have entered into employment agreements and maintain certain plans that will require us to provide compensation or other benefits to the named executive officers in connection with certain events related to a termination of employment or change of control.

Conroy Employment Agreement

Under his employment agreement, Mr. Conroy would, upon termination without “cause”, resignation for “good reason” or certain “change of control” events, receive certain severance benefits.

Under Mr. Conroy’s employment agreement, “cause” is defined as:

•	any willful failure or refusal to perform his duties which continues after notice and an opportunity to cure;

•	the commission of any fraud, embezzlement or other material act of dishonesty in connection with his employment;

•	any gross negligence or willful misconduct with regard to the Company resulting in a material economic loss;

•	a conviction of, or plea of guilty to, a felony or other crime involving moral turpitude;

•	a misdemeanor conviction, the circumstances of which involve fraud, dishonesty or moral turpitude and which is substantially related to his employment;

•	any willful and material violation of any statutory or common law duty of loyalty to the Company; or

•	any material breach by Mr. Conroy of the employment agreement, including his obligations with respect to confidentiality and non-competition.

Under Mr. Conroy’s employment agreement, “good reason” is defined as:

•	reduction of base salary in a manner that is not applied proportionately to other senior executive officers of the Company, or any such reduction that exceeds 30% of his then current base salary;

•	a material reduction of his duties, authority or responsibilities or the assignment of duties inconsistent with the scope of authority, duties and responsibilities of his position;

•	the occurrence of a material breach by the Company of any of its obligations under the agreement; or

•	the Company materially violates or continues to materially violate any law or regulation contrary to Mr. Conroy’s and the Company’s outside counsel’s written advice and the Company fails to rectify such violation.

Under Mr. Conroy’s employment agreement, “change of control” is defined as:

•	any person or group acting in concert, other than a trustee or other fiduciary holding securities under a Company employee benefit, becoming the beneficial owner, directly or indirectly, of Company securities representing more than 50% of the total voting power represented by the Company’s then voting securities;

•	during any period of two consecutive years, individuals who at the beginning of such period constitute the board of directors of the Company and any new director whose election by the board of directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office, who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of directors;

•	the Company’s stockholders approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Company’s voting securities outstanding immediately prior to such transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the Company’s voting securities or such surviving entity outstanding immediately after such merger or consolidation; or

•	the Company’s stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of related transactions) all or substantially all of the Company’s assets.

Under Mr. Conroy’s employment agreement, upon termination without cause or resignation for good reason, Mr. Conroy would become entitled to receive:

•	severance pay for a period of 18 months at his then current base salary; provided, that if termination occurs within twelve months before or after a change of control, severance would be payable for 24 months from the later of termination and the effective date of the change of control;

•	any accrued but unpaid base salary and annual incentive bonus as of the termination date;

•	the pro rata portion of target annual incentive bonus, provided that an annual incentive bonus is paid to other senior executives of the Company at the end of the applicable year;

•	if termination occurs within one year following a change of control, the pro rata portion of the target annual incentive bonus, regardless of whether or not an annual incentive bonus is paid to other senior executives of the Company;

•	if Mr. Conroy elects COBRA coverage for health and/or dental insurance, the monthly premium payments for such coverage until the earlier of: (1) 12 months from the termination date; (2) Mr. Conroy obtains employment offering health and/or dental coverage comparable to that offered by the Company; or (3) the date COBRA coverage would otherwise terminate;

•	an outplacement consulting package up to a maximum of $10,000;

•	a pro rata portion of any long term incentive plan awards that are earned based on the satisfaction of performance targets set forth in such plans and without the requirement of continued employment;

•	accelerated vesting of 50% of then unvested stock and option awards; and

•	a change in the exercise period for vested options such that vested options become exercisable until the earlier of (1) two years from termination of employment and (2) expiration of the original option term.

Under Mr. Conroy’s employment agreement, in connection with a change of control:

•	the amount of severance to which Mr. Conroy would be entitled would be increased as described above;

•	in the event Mr. Conroy’s employment is terminated by the Company without cause or by Mr. Conroy for good reason within 12 months before or after the change of control, any long term incentive plan awards made to Mr. Conroy would become payable as described under “Long Term Incentive Plans” below notwithstanding such termination of employment as if Mr. Conroy were employed as of the effective date of the change of control;

•	outstanding unvested stock and option awards held by Mr. Conroy would be accelerated as provided in the applicable award agreements provided that at a minimum at least 50% of such unvested stock and option awards would become immediately vested and exercisable;

•	if Mr. Conroy’s employment was terminated (other than termination for cause or resignation without good reason) within 12 months before the change of control, any unvested options or stock awards forfeited in connection with such termination would become vested as if Mr. Conroy were employed as of the effective date of the change of control; and

•	any payments due Mr. Conroy as a result of a change of control would be grossed-up so that the net amount retained by him, after deduction of any parachute payment excise taxes, would equal the amounts payable as described above.

Arora Employment Agreement

Under his employment agreement, Mr. Arora would, upon termination without “cause,” resignation for “good reason” or certain “change of control” events, receive certain severance benefits.

Under Mr. Arora’s employment agreement, “cause” has substantially the same meaning as it does in Mr. Conroy’s agreement (described above).

Under Mr. Arora’s employment agreement, “good reason” has substantially the same meaning as it does in Mr. Conroy’s agreement (described above) except that the definition contained in Mr. Arora’s agreement does not include the Company’s materially violating any law or regulation contrary to Mr. Arora’s and the Company’s outside counsel’s written advice and the Company failing to rectify such violation.

Under Mr. Arora’s employment agreement, upon termination without cause or resignation for good reason Mr. Arora would become entitled to receive:

•	severance pay in a lump-sum equal to 12 months base salary;

•	any accrued but unpaid base salary and annual incentive plan award as of the termination date;

•	the pro rata portion of target annual incentive bonus, provided that an annual incentive bonus is paid to other senior executives of the Company at the end of the applicable year;

•	if termination occurs within one year following a change of control, the pro rata portion of the target annual incentive bonus, regardless of whether or not an annual incentive bonus is paid to other senior executives of the Company;

•	if Mr. Arora elects COBRA coverage for health and/or dental insurance, the monthly premium payments for such coverage until the earlier of: (1) 12 months from the termination date; (2) Mr. Arora obtains employment offering health and/or dental coverage comparable to that offered by the Company; or (3) the date COBRA coverage would otherwise terminate;

•	an outplacement consulting package up to a maximum of $10,000;

•	payment of any previously earned long term incentive plan awards, whether vested or unvested; and

•	a change in the exercise period for vested options such that vested options become exercisable until the earlier of (1) two years from termination of employment and (2) expiration notwithstanding such termination of employment.

Under Mr. Arora’s employment agreement, “change of control” is defined in the same manner as in Mr. Conroy’s employment agreement, described above. Under Mr. Arora’s employment agreement, in connection with a change of control:

•	Mr. Arora would be entitled to receive the pro rata portion of the target annual incentive bonus, regardless of whether or not an annual incentive bonus is paid to other senior executives of the Company;

•	in the event Mr. Arora’s employment is terminated by the Company without cause or by Mr. Arora for good reason within six months before or 12 months after the change of control, any long term incentive plan awards made to Mr. Arora would become payable as described below notwithstanding such termination of employment as if Mr. Arora were employed as of the effective date of the change of control;

•	outstanding unvested stock and option awards held by Mr. Arora would be accelerated as provided in the applicable award agreements provided that at a minimum at least 50% of such unvested stock and option awards would become immediately vested and exercisable; and

•	if Mr. Arora’s employment was terminated (other than termination for cause or resignation without good reason) within six months before the change of control, any unvested options or stock awards forfeited in connection with such termination would become vested as if Mr. Arora were employed as of the effective date of the change of control.

Trifunovich Offer Letter

Under his employment agreement, Mr Trifunovich is entitled to be paid one year of base salary as severance in the event (1) his employment is terminated by the Company or (2) the Company adversely changes the terms of his employment from those described in the letter, the Company does not cure such adverse change within 30 days after notice and thereafter Mr. Trifunovich chooses to terminate his employment.

Bellano and Garces Employment Agreements

Under their employment agreements, Messrs. Garces and Bellano would, upon termination without “cause,” resignation for “good reason” or certain “change of control” events, receive certain severance benefits.

Under Messrs. Garces’ and Bellano’s employment agreements, the terms “cause” and “good reason” have substantially the same meanings as they do in Mr. Conroy’s agreement (described above).

Under their employment agreements, upon termination without cause or resignation for good reason Messrs. Garces and Bellano would become entitled to receive:

•	severance pay in a lump-sum equal to six months base salary; provided that if termination occurs within six months before or 12 months after a change of control, severance would be payable for 12 months from the later of termination and the effective date of the change of control; and

•	any accrued but unpaid base salary and annual incentive plan award as of the termination date.

Under Messrs. Garces’ and Bellano’s employment agreements, “change of control” is defined in the same manner as in Mr. Conroy’s employment agreement, described above.

Under these employment agreements, in connection with a change of control:

•	the amount of severance to which Messrs. Garces and Bellano would be entitled would be increased as described above;

•	if COBRA coverage for health and/or dental insurance is elected, the monthly premium payments for such coverage until the earlier of: (1) 6 months from the termination date; (2) obtains employment offering health and/or dental coverage comparable to that offered by the Company; or (3) the date COBRA coverage would otherwise terminate;

•	in the event the executive is terminated by the Company without cause or by him for good reason within six months before a change of control, any long term incentive plan awards made to him would become payable as described under “Long Term Incentive Plans” below notwithstanding such termination of employment as if he was employed as of the effective date of the change of control;

•	outstanding unvested stock and option awards held by Messrs. Garces and Bellano would be accelerated as provided in the applicable award agreements provided that at a minimum at least 50% of such unvested stock and option awards would become immediately vested and exercisable; and

•	if the executive’s employment was terminated (other than termination for cause or resignation without good reason) within six months before the change of control, any unvested options or stock awards forfeited in connection with such termination would become vested as if the executive were employed as of the effective date of the change of control.

Conditions to Receipt of Severance and Change in Control Benefits

Under each named executive officer’s employment agreement (other than Mr. Trifunovich’s), the Company’s obligations to provide the executive with the severance benefits described above are contingent on:

•	The executive’s delivering a signed waiver and release of all claims he may have against the Company and his not revoking such release;

•	The executive’s compliance with certain covenants with respect to confidential information and invention assignment; and

•	The executive’s compliance with a 12 month non-competition covenant; provided that under the employment agreements for Messrs. Garces and Bellano the non-competition period is reduced to six months in the case of termination without cause or resignation for good reason.

Long Term Incentive Plans

The Company’s long term incentive plans provide for deemed satisfaction of performance goals and accelerated vesting in the event of a change of control of the Company during a performance period as follows. With respect to Long Term Incentive Plan No. 1, which covered the period 2004-2006, all named executive officers would have been deemed to have immediately earned the maximum payout due for all long term incentive awards granted to such named executive officer in connection with any change of control. With respect to Long Term Incentive Plan No. 2 and Long Term Incentive Plan No. 3, in connection with a change of control Mr. Conroy and Mr. Arora would be deemed to have immediately earned the maximum payout due for all long term incentive awards granted to him and the other named executive officers would be deemed to have immediately earned 50% of the maximum payout due for all long term incentive awards granted to such named executive officer, unless the change of control is an acquisition or merger for less than $200 million in total value, in which case all performance goals would be deemed satisfied only to the extent the performance targets are satisfied as of the date of the change of control after taking into account on a straight-line basis the shortened time period within which to achieve such performance goals. With respect to Long Term Incentive Plan No. 4, in connection with a change of control all the named executive officers would be deemed to have immediately earned a payout under the plan as follows: (1) if the change in control is an acquisition or merger for more than $400 million in total value, the named executive officers would be deemed to earn the maximum payout; (2) if the change in control is an acquisition or merger for between $300 and $400 million in total value, the named executive officers would be deemed to earn 75% of the maximum payout due; (3) if the change in control is an acquisition or merger for between $200 and $300 million in total value, the named executive officers would be deemed to earn 50% of the maximum payout due; and (4) if the change in control is an acquisition or merger for less than $200 million in total value, all performance goals would be deemed satisfied only to the extent the performance targets are satisfied as of the date of the change of control after taking into account on a straight-line basis the shortened time period within which to achieve such performance goals.

The Company’s long term incentive plans also provide for the payment of prorated awards to participants who die, retire or become disabled during the performance period based upon the Company’s performance during the performance period.

Stock Option Awards

All of the stock option agreements evidencing awards issued to Messrs. Conroy, Arora and Trifunovich contain a change of control provision that provides that in the event of a change of control 50% of all unvested options would become vested upon the change of control and the remaining 50% of unvested options would become vested upon the earlier of six months from the change of control or upon the optionee’s termination without cause occurring prior to such date. The stock option agreements evidencing the June 2006 awards issued to Messrs. Garces and Bellano contain this same provision.

Estimated Post-Employment Compensation and Benefits

The following table sets forth the estimated post-employment compensation and benefits that would have been payable to Mr. Conroy under his employment agreement and the Company’s long term incentive plans, assuming that each covered circumstance under such arrangements occurred on December 31, 2006.

	Severance
	Eligible		Severance						Any Other
	Termination		Eligible						Reason,
	and No Change		Termination				Termination		including
	of Control		and Change of		Change of		for Death,		Voluntary
	Within 12		Control Within		Control (No		Retirement or		Termination
Benefits and Payments	Months **		12 Months **		Termination)		Disability		or For Cause

Severance Pay	562,500	(1)	750,000	(2)	—		—		—
Incentive Plan Award(3)	281,250		281,250		—		—		—
Long-Term Incentive Plans	1,500,000	(4)	4,125,000	(5)	4,125,000	(5)	1,500,000	(4)	—
Unvested Stock Options(6)	249,600		499,200		499,200		—		—
Health and Dental Insurance(7)	12,924		12,924		—		—		—
Outplacement Consulting(8)	10,000		10,000		—		—		—
Tax Gross-Up(9)	—		2,514,235		2,514,235		—		—
Total:	2,616,274		8,192,609		7,138,435		1,500,000		—

**	“Severance Eligible Termination” means the executive’s termination by the Company without cause or by the executive for good reason.

(1)	Represents 18 months severance.

(2)	Represents 24 months severance.

(3)	Represents 2006 annual incentive award.

(4)	Represents amounts payable under Long Term Incentive Plans based on: (i) actual performance for LTIP No. 1 performance period (2004-2006) and (ii) assuming target level performance for LTIP Nos. 2 and 3 (which have performance periods of 2005-2007 and 2006-2008, respectively).

(5)	Assumes the change of control involves an acquisition or merger for more than $200 million in total value.

(6)	Represents the value of unvested options held on December 31, 2006 accelerated in connection with termination, based upon the amount by which the closing market price ($4.81) of the underlying shares of common stock on such date exceeded the exercise price.

(7)	Represents the cost of paying for premiums for health and/or dental in the event that Mr. Conroy elects COBRA coverage for the maximum of 12 months.

(8)	Reflects the maximum amount of outplacement services required to be provided.

(9)	Reflects estimated tax gross-up payment.

The following table sets forth the estimated post-employment compensation and benefits that would have been payable to Mr. Arora under his employment agreement and the Company’s long term incentive plans, assuming that each covered circumstance under such arrangements occurred on December 31, 2006.

			Severance
			Eligible
	Severance		Termination
	Eligible		and Change of						Any Other
	Termination		Control Within						Reason,
	and No Change		6 Months				Termination		including
	of Control		Before or 12		Change of		for Death,		Voluntary
	Within 12		Months After		Control (No		Retirement or		Termination
Benefits and Payments	Months **		**		Termination)		Disability		or For Cause

Severance Pay	265,000	(1)	265,000	(1)	—		—		—
Incentive Plan Award(2)	159,000		159,000		—		—		—
Long-Term Incentive Plans	—		2,472,000		2,472,000	(3)	901,333	(4)	—
Unvested Stock Options(5)	—		224,379		224,379		—		—
Health and Dental Insurance(6)	12,924		12,924		—		—		—
Outplacement Consulting(7)	10,000		10,000		—		—		—
Total:	446,924		3,143,303		2,696,379		901,333		—

**	“Severance Eligible Termination” means the executive’s termination by the Company without cause or by the executive for good reason.

(1)	Represents 12 months severance.

(2)	Represents 2006 annual incentive award.

(3)	Assumes the change of control involves an acquisition or merger for more than $200 million in total value.

(4)	Represents amounts payable under Long Term Incentive Plans based on: (1) actual performance for LTIP No. 1 performance period (2004-2006) and (2) assuming target level performance for LTIP Nos. 2 and 3 (which have performance periods of 2005-2007 and 2006-2008, respectively).

(5)	Represents the value of unvested options held on December 31, 2006 accelerated in connection with change of control, based upon the amount by which the closing market price ($4.81) of the underlying shares of common stock on such date exceeded the exercise price.

(6)	Represents the cost of paying for premiums for health and/or dental in the event that Mr. Arora elects COBRA coverage for the maximum of 12 months.

(7)	Reflects the maximum amount of outplacement services required to be provided.

The following table sets forth the estimated post-employment compensation and benefits that would have been payable to Messrs. Trifunovich, Garces and Bellano under Mr. Trifunovich’s offer letter and Messrs. Garces’ and Bellano’s employment agreements described above and the Company’s long term incentive plans, assuming that each covered circumstance under such arrangements occurred on December 31, 2006 (and for purposes of determining severance pay that Messrs. Garces’ and Bellano’s agreements had been entered into prior to such date).

			Severance
			Eligible
	Severance		Termination
	Eligible		and Change
	Termination		of Control						Any Other
	and No		Within 6						Reason,
	Change of		Months				Termination		including
	Control		Before or 12		Change of		for Death,		Voluntary
	Within 12		Months After		Control (No		Retirement or		Termination
Benefits and Payments	Months **		**		Termination)		Disability		or For Cause

Ivan Trifunovich:
Severance Pay	265,000	(1)	265,000	(1)	—		—		—
Incentive Plan Award(3)	139,125		139,125		—		—		—
Long-Term Incentive Plans	—		—		1,576,750	(4)	680,167	(5)	—
Unvested Stock Options(7)	—		96,385		96,385		0		—
Total:	404,125		500,510		1,673,135		680,167		—
Jorge Garces:
Severance Pay	92,500	(2)	185,000	(1)	—		—		—
Incentive Plan Award(3)	97,125		97,125		—		—		—
Long-Term Incentive Plans	—		—		582,750	(4)	388,500	(5)	—
Health and Dental Insurance(6)	6,462		6,462		—		—		—
Unvested Stock & Options(7)	—		59,907		59,907		0		—
Total:	196,087		348,494		642,657		388,500		—
John Bellano:
Severance Pay	87,500	(2)	175,000	(1)	—		—		—
Incentive Plan Award(3)	105,000		105,000		—		—		—
Long-Term Incentive Plans	—		—		630,000	(4)	420,000	(5)	—
Health and Dental Insurance(6)	9,126		9,126		—		—		—
Unvested Stock & Options(7)	—		153,457		153,457		0		—
Total:	201,626		429,458		783,457		420,000		—

**	“Severance Eligible Termination” means the executive’s termination by the Company without cause or by the executive for good reason.

(1)	Represents 12 months severance.

(2)	Represents six months severance.

(3)	Represents 2006 annual incentive award.

(4)	Assumes the change of control involves an acquisition or merger for more than $200 million in total value.

(5)	Represents amounts payable under Long Term Incentive Plans based on: (1) actual performance for LTIP No. 1 performance period (2004-2006) and (2) assuming target level performance for LTIP Nos. 2 and 3 (which have performance periods of 2005-2007 and 2006-2008, respectively).

(6)	Represents the cost of paying for premiums for health and/or dental in the event that Messrs. Garces and Bellano elect COBRA coverage for the maximum of 6 months.

(7)	Represents the value of unvested options and restricted stock units held on December 31, 2006 accelerated in connection with change of control, based upon the amount by which the closing market price ($4.81) of the underlying shares of common stock on such date exceeded the exercise price.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options granted to employees, directors and consultants, as well as the number of securities remaining available for future issuance, under our compensation plans as of December 31, 2006.

					Number of
					securities
					remaining available
					for future issuance
	Number of securities		Weighted average		under equity
	to be issued upon		exercise price		compensation plans
	exercise of out-		of outstanding		(excluding securities
	standing options,		option warrants		reflected in the
Plan Category	warrants and rights		and rights		first column)

Equity compensation plans approved by security holders
Incentive Stock Plans	7,896,686		$4.06		2,569,563
Employee Stock Purchase Plan	Not Applicable	(1)	Not Applicable	(1)	306,367
Total	7,896,686		$4.06		2,875,930
Equity compensation plans not approved by security holders

None	0		0		0

Net Total	7,896,686		$4.06		2,875,930

(1)	We maintain an Employee Stock Purchase Plan that permits employees to have payroll deductions made to purchase shares of Common Stock during specified purchase periods. The purchase price is the lower of 85% of (1) the fair market value per share of Common Stock on the first business day of the purchase period and (2) the fair market value per share of Common Stock on the last business day of the purchase period. Consequently, the price at which shares will be purchased for the purchase period currently in effect and future purchase periods is not known.

Executive Officers of the Company

The executive officers of the Company are set forth below:

Kevin Conroy (41), has served as our President and Chief Executive Officer and as one of our directors since December 2005. Mr. Conroy joined Third Wave as Vice President of Legal Affairs in July 2004 and served as General Counsel from October 2004 to December 2005. Prior to joining Third Wave, Mr. Conroy worked for GE Healthcare, where he oversaw the development and management of its information technologies group intellectual property portfolio, and developed and executed litigation, licensing, and corporate product acquisition legal strategies. Before joining GE, Mr. Conroy was Chief Operating Officer of two early stage venture-based technology companies in Northern California. Prior to those positions, he was an intellectual property litigator at two Chicago law firms, McDermott Will & Emery, and Pattishall, McAuliffe, Newbury, Hilliard and Geraldson, where he was a partner. He earned his B.A. in electrical engineering at Michigan State University and his J.D. from the University of Michigan.

Maneesh Arora (38), joined Third Wave in January 2003 with a strong background in finance and business strategy. He joined the company as Director of Strategy and was promoted successively to Vice President and Senior Vice President in 2004. He was appointed Chief Financial Officer in January 2006. Prior to joining Third Wave, Mr. Arora was Director of Corporate Strategy for Nalco Chemical Company. Mr. Arora began his career at Kraft Foods as a financial analyst and held several positions of increasing responsibility during his nine years there. He earned a bachelor’s degree in economics from the University of Chicago and an M.B.A. from the Kellogg Graduate School of Management.

Ivan D. Trifunovich, Ph.D. (43), joined us as Senior Vice President in December 2001. Dr. Trifunovich previously held successive positions as Vice President of e-Business and Vice President of Research Strategy and

Operations at Pharmacia Corp. Prior to joining Pharmacia, Dr. Trifunovich was a Director of New Product Marketing at Johnson & Johnson, Inc. He began his career at Bristol-Meyers Squibb, Inc. as a bench scientist, where he held several positions of increasing responsibility. Dr. Trifunovich received his Ph.D. in organic chemistry at UCLA and an M.B.A. at the University of Pennsylvania’s Wharton School of Business. He is the holder of 10 U.S. patents.

Cindy S. Ahn (34), joined us in April 2006 as Vice President, Legal and General Counsel. In August 2006, Ms. Ahn was appointed Corporate Secretary. Prior to joining Third Wave, Ms. Ahn was a partner at Kirkland & Ellis LLP where she focused on intellectual property litigation, more specifically, patent litigation. Prior to Kirkland & Ellis, Ms. Ahn also practiced in the intellectual boutique firm Finnegan, Henderson, Farabow, Garrett & Dunner in Washington, D.C. Ms. Ahn earned her B.S. in biology at University of Illinois at Urbana-Champaign and her J.D., cum laude, at the Washington College of Law at American University in Washington, D.C.

John Bellano (38), joined us in February 2005 as Regional Vice President of Sales from Roche Diagnostics. He was promoted to Vice President, Sales in January 2006. Mr. Bellano joined Roche in early 2000, where he became one of four regional business managers for its molecular business in the United States. As a regional business manager, he hired and developed a sales team of 11 representatives with revenues of more than $50 million. His sales organization regularly exceeded its goals. Mr. Bellano has also managed multi-million dollar territories for Abbott Laboratories and Sanofi Diagnostics Pasteur, where he was responsible for infectious disease products in the northeastern United States.

Jorge A. Garces (35), has served as our Vice President, Research and Development since October 2006. Mr. Garces joined us in October 2005 as Executive Director of Clinical Development and was Vice President of Product and Platform Development from April 2006 through October 2006. Prior to joining Third Wave, Dr. Garces served as Director of Molecular R&D at Genzyme Genetics, where he oversaw the technology and product development activities of laboratory staff in New York, Los Angeles, and Westborough, MA. Before joining Genzyme, Dr. Garces worked as an associate product manager and R&D scientist at Athena Diagnostics and served as a database curator for Proteome, Inc. He earned his B.A. in biology from Brooklyn College and his Ph.D. in Cell and Molecular Biology from the City University of New York. Dr. Garces completed his post-doctoral training at the University of Massachusetts Medical School.

Greg Hamilton (37), has served as our Vice President, Finance and Operations since October 2006. Mr. Hamilton joined us in February 2005 as Executive Director, Planning and Administration and served as Vice President of Finance from January 2006 through October 2006. Mr. Hamilton joined the Company from Leo Burnett USA, where he served first as controller of its U.S. subsidiaries and then successively as vice president and chief financial officer of three of its business units. Prior to joining Leo Burnett USA, Mr. Hamilton was an auditor and consultant at the Arthur Andersen and Accenture firms. He earned an M.B.A. from the University of Chicago’s Graduate School of Business and a bachelor’s degree in finance from Purdue University.

REPORT OF THE AUDIT COMMITTEE

The audit committee oversees the Company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed with management the audited financial statements in the Company’s Annual Report on Form 10-K, the unaudited financial statements in Quarterly Reports on Form 10-Q, and financial result press releases including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the audit committee under auditing standards generally accepted in the United States. In addition, the audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and the audit committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 and considered the compatibility of non-audit services with the auditors’ independence.

The audit committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The audit committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The audit committee held 8 meetings in 2006.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board of directors approved) that the audited financial statements for the year ended December 31, 2006 be included in the Company’s Annual Report on Form 10-K for such year.

Respectfully submitted,

The audit committee of the board of directors

Lionel Sterling
James Connelly
Lawrence Murphy

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND MANAGEMENT

The following table shows information known to us with respect to the beneficial ownership of our common stock as of April 30, 2007 by:

•	each person (or group of affiliated persons) who owns beneficially 5% or more of our common stock;

•	each of our directors;

•	each of the Named Executive Officers; and

•	all of our directors and executive officers as a group.

Except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission. The percentage ownership is based on 42,221,561 shares of common stock outstanding as of April 30, 2007. Each share of common stock outstanding on the record date is entitled to one vote on each matter considered at the 2007 Annual Meeting. Unless otherwise indicated, the address for each of the individuals listed below is c/o Third Wave Technologies, Inc., 502 South Rosa Road, Madison, Wisconsin 53719.

	Amount and Nature of Beneficial Ownership
			Shares Subject to
Name of Beneficial Owner	Total Number(1)		Options	Percentage

Gordon F. Brunner	77,500		45,000	*
James Connelly	287,500		10,000	*
Kevin T. Conroy	297,432		280,000	*
Lawrence Murphy	35,000		15,000	*
Katherine Napier	17,100		15,000	*
Lionel Sterling	36,000		15,000	*
David A. Thompson	134,300		75,900	*
Maneesh Arora	428,870		407,499	*
Ivan Trifunovich	405,963		379,000	*
Jorge Garces	24,578		23,778	*
John Bellano	27,794		26,666	*
All directors and executive officers as a group (13 persons)	1,831,989		1,335,759	2.9%
State of Wisconsin Investment Board	4,399,000	(2)	—	10.5%
Deerfield Group	4,934,065	(3)	—	11.8%

*	indicates less than 1%

(1)	Includes shares currently owned and shares subject to options which are exercisable within 60 days.

(2)	Information is as of December 31, 2006 and based on a Schedule 13G filed with the Securities and Exchange Commission by the State of Wisconsin Investment Board (“SWIB”). The address of SWIB is P.O. Box 7842, Madison, Wisconsin 53707.

(3)	Information is as of December 31, 2006 and based on a Schedule 13G filed with the Securities and Exchange Commission by Deerfield Partners, L.P. (“Partners”), a Delaware limited partnership, Deerfield Capital, L.P., a Delaware limited partnership (“Capital”), Deerfield International Limited, a British Virgin Islands corporation (“International”), Deerfield Special Situations Fund, L.P., a Delaware limited partnership (“Special”), Deerfield Management Company, L.P., a New York limited partnership (“Management”), Deerfield Special Situations Fund International Limited, a British Virgin Islands corporation (“Situations”), and James E. Flynn (“Flynn”). The address of Partners, Capital, Special, Management and Flynn is 780 Third Avenue, 37th Floor, New York, New York 10017. The address of International and Situations is c/o Bisys Management, Bison Court, Columbus Center, P.O. Box 3460, Road Town, Tortola, British Virgin Islands.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and any persons who beneficially own more than ten percent of our common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock. To our knowledge, based solely on review of the copies of such reports sent to us and written representations that no other reports were required, we believe that during the year ended December 31, 2006, our directors, officers and ten-percent stockholders complied with their Section 16(a) filing requirements, except that Katherine Napier filed a late Form 3 and Gordon Brunner filed one late Form 4 reporting one transaction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to its charter, the audit committee is responsible for reviewing related person transactions for potential conflicts of interest. The audit committee has adopted a written policy setting forth the procedures and standards the committee will apply to reviewing and approving related person transactions. The policy covers any transaction that is required to be reported by applicable Securities and Exchange Commission rules and any other transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements or relationships, (1) in which the Company (including any of its subsidiaries) was, is or will be a participant, (2) the amount involved exceeds $120,000 and (3) in which any Related Person had, has or will have a direct or indirect interest. Under the policy, “Related Person” means: (1) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; (2) any person who is known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (3) any immediate family member of any of the foregoing persons, and (4) any firm, corporation or other entity with which any of the foregoing persons is employed or is a partner or principal or holds a similar position or in which such person has, together with other such persons, a 10% or greater beneficial ownership interest. Under the policy the audit committee will approve a Related Person transaction only if it determines that the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders. In determining whether to approve or ratify a Related Person transaction, the audit committee takes into account, among other factors it deems appropriate, the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. In addition, the policy requires that notice be provided to the audit committee of transactions involving less than $120,000 but that would otherwise be Related Person transactions covered by the scope of the policy.

We were not party to any reportable related person transactions in 2006.

CODE OF BUSINESS CONDUCT

We have adopted a Code of Business Conduct (the “Code of Business Conduct”) which applies to all directors, officers and employees. A copy of the Code of Business Conduct is available on our website at www.twt.com.  We intend to make any disclosures regarding amendments to, or waivers from, the Code of Business Conduct required under Form 8-K by posting such information on our website.

OTHER MATTERS

We know of no other matters to be submitted to the stockholders at the meeting. If any other matters properly come before the stockholders at the meeting, the persons named in the enclosed form of proxy will vote the shares they represent in their discretion.

By Order of the Board of Directors,

Kevin T. Conroy
President and Chief Executive Officer

Dated: June 4, 2007

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THIRD WAVE TECHNOLOGIES, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED “FOR” THE DIRECTOR LISTED BELOW AND 2 BELOW.
     The undersigned stockholder of Third Wave Technologies, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Proxy Statement of the Company dated June 4, 2007, and hereby appoints Cindy Ahn and Maneesh Arora, each of them, proxies and attorneys in fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the MG&E Innovation Center at 510 Charmany Drive, Madison, Wisconsin 53719 at 9:00 a.m. local time on Tuesday, July 24, 2007, and any adjournment or adjournments thereof, and to vote all shares of common stock of the Company that the undersigned would be entitled to vote if the undersigned were present, as follows:
     1. To elect as a director of the Company each of the nominees listed below, to serve for a term expiring at the 2010 Annual Meeting of Stockholders.

NAME OF NOMINEE	FOR	WITHHELD

Kevin T. Conroy	[ ]	[ ]
David A. Thompson	[ ]	[ ]
     2. To ratify the appointment of Grant Thornton LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007.

[ ] For	[ ] Against	[ ] Abstain
     3. The undersigned shareholder(s) authorize the individuals designated to vote this proxy, to vote, in their discretion, upon any others (none known at the time of solicitation of this proxy) which properly come before the Annual Meeting or any adjournment(s) thereof.
The Board of Directors recommends a vote “FOR” each of the proposals.
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [   ]
Sign exactly as your name(s) appear(s) on the stock certificate(s). A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. Executors, administrators, trustees, etc., are requested to so indicate when signing. If a stock is registered in two names, both should sign.
STOCKHOLDERS SHOULD SIGN THIS PROXY PROMPTLY AND RETURN IT IN THE ENCLOSED ENVELOPE. PLEASE RETURN ALL PAGES OF THIS PROXY.

Signature:	Date:	Signature:	Date: